UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2025 (March 18, 2025)

Basanite, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53574	20-4959207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

2660 NW 15th Court, Pompano Beach, Florida 33069

(Address of principal executive offices) (Zip Code)

954-532-4653

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a material definitive agreement.

Item 5.02 of this Form 8-K is incorporated by reference herein.

Item 3.02 Unregistered sales of unregistered securities

In March 2025, the Company granted Chief Executive Officer options to purchase an aggregate of 7,000,000 shares of common stock. These options have a term of five years and are exercisable at $.0390 per share. A description of the 7,000,000 options granted to the Company’s Chief Executive Officer is described under Item 5.02. Exemption from registration is claimed under Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of directors or certain officers; election of directors; appoint of certain officers; compensatory arrangements of certain officers

On March 18, 2025, Michael Dennis Nelson agreed to become the Chief Executive Officer of Basanite, Inc. (the “Company”) through April 1, 2028. As an employee, Mr. Nelson’s services to the Company will be compensated as a salary of $17,250 plus employee incurred expenses which are approved by the Chairman. The monthly salary of $17,250 will be deferred and accrued until such time as $500,000 or ninety days have elapsed and is raised by the Company and which time any deferred compensation will be paid immediately to him. Upon $1,500,000 being raised by the Company, the Company will also pay Mr. Nelson his monthly fee on the first day of each month through April 2028.

Mr. Nelson also received options to purchase 7 million shares of the Company’s common stock with a strike price of $.0390 equal to the closing price of the Company’s common stock as quoted by the OTCQB Market on the date of signing his engagement letter. The option will have a term of five years from the date of issuance. The options will also contain standard cashless exercise provisions as well as piggy-back registration rights for future stock registrations that the Company may file.

The options vest under the following schedule: 1.5 million options immediately upon the execution of his engagement agreement, 1.5 million options vest upon the completion of a minimum of $500,000 of aggregate financing into the Company after the date of his engagement letter, 2 million options vest upon the completion of a minimum of $1,500,000 of aggregate financing into the Company after the date of his engagement letter and 2 million options vesting upon the anniversary of the first 90-day period the Company achieves operational break even as defined in the engagement letter. As an executive employee of the Company, Mr. Nelson is entitled to receive any and all employee benefits such as paid time off of six weeks in line with the Company’s employee handbook. The Company also offers all employees healthcare insurance benefits, which Mr. Nelson has waived. The engagement letter will automatically terminate no later than April 1, 2028 unless the Company and Mr. Nelson mutually agree on an extension.

Michael Dennis Nelson, 47, is a seasoned executive with extensive experience in strategic communications, international relations, and organizational leadership. He currently serves as the Chief Operating Officer of the Global Energy Security Institute, where he oversees financial operations, corporate sponsorship programs, and external communications strategies for a multimillion-dollar think tank focused on energy, security, and diplomacy.

Previously, Mr. Nelson was the Director of Operations at the Institute for the Study of War, where he led multifunctional teams in public relations, donor engagement, and strategic growth initiatives. His tenure resulted in record-breaking fundraising and enhanced public engagement efforts. In addition to his executive leadership roles, Mr. Nelson is a contributing member of the Atlantic Council’s Counterterrorism Project, providing insights into global security threats. He has also held leadership positions at the National Security Institute and George Mason University, where he focused on defense policy, national security, and leadership development.

Mr. Nelson has a distinguished military background, having served in key roles at U.S. Central Command and Special Operations Command-Central. His expertise includes leading multinational teams, crisis management, and strategic planning in complex geopolitical environments. He holds a Master of Business Administration from the University of Virginia Darden School of Business, a Master of Science in Strategic Communication from Columbia University (expected May 2025), and a Master of Science in Defense Analysis from the Naval Postgraduate School.

Mr. Nelson is also a published author on military strategy and geopolitical affairs, with contributions to Newlines Magazine, Real Clear Defense, and War on the Rocks.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in these statements. These risks and uncertainties include, but are not limited to, the ability of the Company to file its Quarterly Report on Form 10-Q and Annual Report on Form 10-K in a timely manner, the Company's ability to maintain compliance with OTCQB continued listing standards, and other factors described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, except as required by law.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
10.1	Engagement Letter between the Registrant and Michael Dennis Nelson dated March 18, 2025
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2025	BASANITE, INC.

	By:	/s/ Jackie Placeres
Name: Jackie Placeres
Title: Acting Interim Chief Financial Officer